Exhibit 99.1

In Celebration OF #EarthDay2021, Arcimoto Announces New Record High Vehicle Deliveries, Earth Day Test Drive Event, and Two Earth Day Investor Conferences

EUGENE, Ore., April 21, 2021 – Arcimoto, Inc.® (NASDAQ: FUV), makers of fun, affordable, and ultra-efficient electric vehicles for everyday drivers and fleets, announced today that it has set a new record for vehicles produced in the first quarter of 2021. The company will also participate in two Earth Day investor conferences, and will host an Earth Day FUV test drive event at the new 5th Street Public Market Expansion from April 22-25

In the first quarter of 2021, Arcimoto manufactured a record 84 vehicles. 60 customer vehicles were sold and delivered in Q1, while an additional 13 customer vehicles were in process at the close of the quarter. The company manufactured an additional 8 FUVs for upcoming rental operations in San Diego and Eugene, as well as 3 vehicles for marketing purposes.

“At its core, Arcimoto represents a new vision for transportation that reduces our reliance on pollutive, oversized cars in favor of rightsized, sustainable solutions that help clean our skies and make our cities livable again,” said Frohnmayer. “After our most successful quarter in company history, we look forward to celebrating Earth Day by sharing the Arcimoto story with interested stakeholders online as we kick off our ‘Spring into the Future’ campaign in our own hometown of Eugene.”

Arcimoto leadership will also present and speak at the Benzinga Cleantech Small Cap Conference being held virtually on Earth Day, April 22, 2021. Founder and CEO Mark Frohnmayer will present at 9:30 a.m. EDT and will host one-on-one meetings with investors upon request. He will also join a panel discussion, “The Micromobility Revolution,” beginning at 12:40 p.m. EDT on Benzinga’s YouTube livestream. For free advanced registration for the Benzinga Cleantech Small Cap Conference, please visit the conference website.

Later that day at 2:30 p.m. EDT, Frohnmayer will participate in the FORCE Family Office Earth Day Symposium, featuring companies that are developing planet-saving technologies. The public is welcome to attend the FORCE for GOOD Earth Day Symposium and can sign up via the FORCE website.

Finally, Arcimoto will host Earth Day test drive events in Eugene at the new 5th Street Public Market Expansion from April 22-25, starting at 11 a.m. PDT each day, giving potential customers their first opportunity to drive an all electric FUV at Eugene’s premiere destination for shopping and dining.

About Arcimoto, Inc.

Arcimoto (NASDAQ: FUV) develops and manufactures ultra-efficient and affordable electric vehicles to help the world shift to a sustainable transportation system. Now available to preorder customers in California, Oregon, Washington, and Florida, the Arcimoto FUV® is purpose-built for everyday driving, transforming ordinary trips into pure-electric joyrides. Available for preorder, the Deliverator® and Rapid Responder™ provide last-mile delivery and emergency response functionality, respectively, at a fraction of the cost and environmental impact of traditional gas-powered vehicles. Two additional concept prototypes built on the versatile Arcimoto platform are currently in development: the Cameo™, aimed at the film and influencer industry; and the Roadster, designed to be the ultimate on-road fun machine. Every Arcimoto vehicle is built at the Arcimoto Manufacturing Plant in Eugene, Oregon. For more information, please visit Arcimoto.com.

Public Relations Contact:

Megan Kathman

(651) 785-3212

pr@arcimoto.com

Investor Relations Contact:

investor@arcimoto.com